Exhibit 2.1
INNOVATIVE SOFTWARE TECHNOLOGIES, INC.

June 19, 2009

Thomas J. Elowson
Helge Solberg
Raymond Leitz
AcXess Inc.
3701 FAU Boulevard
Suite 210
Boca Raton, FL 33431

Re:           Amendment to Stock Purchase Agreement

Gentlemen:

Reference is hereby made to that certain Stock Purchase Agreement, dated July 24, 2007 (the “Purchase Agreement”), among Thomas J. Elowson, Helge Solberg, and Raymond Leitz (collectively, the “Buyers”); Innovative Software Technologies, Inc., a California corporation (the “Seller”); and AcXess Inc., a Florida corporation (the “Target”).  All capitalized terms appearing in this letter agreement and not otherwise defined in this letter agreement shall have the meanings ascribed thereto in the Purchase Agreement.

As you know, the Stock Purchase Agreement contemplated a transaction involving the purchase by Buyers of the Target Shares and the redemption by Target of the Redemption Shares (the “Transaction”).  As you also know, following the execution of the Stock Purchase Agreement, a dispute has developed as to whether the conditions to the closing of the Transaction have been satisfied.  Pursuant to our recent discussions, the purpose of this letter agreement is to memorialize our agreements regarding the amendment of the Transaction and the Purchase Agreement and the resolution of this dispute.

By executing this letter below, the Seller, Buyers and Target confirm their agreement to the following:

1.           The third (3rd) paragraph of the Purchase Agreement is hereby amended by deleting said paragraph in its entirety and replacing it with the following:

“This Agreement contemplates a transaction in which (i) the Buyers will purchase the Target Shares from Seller, and the Seller will sell the Target Shares to Buyers, (ii) Target will redeem from Seller, and Seller will sell back to Target, the Redemption Shares for a consideration consisting of the promissory note described in Subsection 2(b), so that upon the Closing the Buyers shall in the aggregate own 100% of all then authorized, issued and outstanding capital stock of all classes, and all other equity securities of the Target.”

2.           Section 1 of the Purchase Agreement is hereby amended by deleting the definition of “Target Share”.

3.           Section 2(a) of the Purchase Agreement is hereby amended by deleting said section in its entirety and replacing it with the following:

“On and subject to the terms and conditions of this Agreement, (i) the Buyers agree to purchase from Seller, and Seller agrees to sell to Buyers, all of the Target Shares, and (ii) Target agrees to redeem from Seller, and Seller will sell to Target, all of the Redemption Shares.  The “Target Shares” shall consist of 1,015,543 shares of the outstanding Common Stock, and the “Redemption Shares” shall consist of all remaining shares of Target standing in the name of Seller, including without limitation, 3,484,457 shares of Target’s Common Stock.  The Target Shares and Redemption Shares shall together constitute all of the authorized, issued and outstanding shares of Common Stock and other equity securities of the Target.”

4.           Section 2(b) of the Purchase Agreement is hereby amended by deleting said section in its entirety and replacing it with the following:

“The purchase price to be paid by Buyers for the Target Shares (the "Purchase Price") shall be an amount equal to $1,015,543, to be paid in the form of the delivery to Seller of all 4,477,292 shares of Seller common stock held by Buyers and the cancellation of 5,978,349 options to purchase shares of Seller common stock held by Buyers.  The purchase price to be paid by Target for the Redemption Shares shall be five hundred thousand ($500,000), to be paid by delivery to Seller of a promissory note in substantially the form of Exhibit A hereto in the principal amount of $500,000, which shall be secured by all of the assets of Target pursuant to a Security Agreement in substantially the form of Exhibit B hereto.”

5.           Section 3(a) of the Purchase Agreement is hereby amended in part to add the following thereto:

(i)           The following is hereby added to Subsection 3(a)(v):

"The Target Shares and the Redemption Shares together constitute 100% of all authorized, issued and outstanding shares of the capital stock of the Target and the Target has not issued nor are there any outstanding rights, options, warrants, notes or other instruments or securities convertible into any shares of the capital stock of the Target."

(ii)           The following is hereby added as new Subsection 3(a)(vi):

"Neither Seller nor Seller's undersigned officer Robert Rudman ("Rudman") nor, to Seller's or Rudman's knowledge after reasonable inquiry, any other person or entity acting or purporting to act on behalf of Seller or on behalf of Target (other than the Buyers) has entered into or caused to be entered into any agreement, obligation or legally binding instrument for, on behalf or in the name of Target or otherwise, and which could give rise to any contractual or other liability whether absolute, accrued, contingent or otherwise binding upon Target and to Seller and Rudman's knowledge there is no basis upon which any person or entity could assert such a claim or liability against Target arising from or incident to any act or omission of Seller or Rudman.  To Seller and Rudman's knowledge, no person or entity has asserted any claim against Target that has not been resolved.

6.           Section 6(a)(iv) of the Purchase Agreement is hereby amended by deleting said paragraph in its entirety and replacing it with the following:  “[Intentionally Left Blank]”.  In addition, Exhibit C is hereby deleted from the Purchase Agreement.

7.           Subsection 7(a) (Survival of Representations and Warranties) of the Purchase Agreement is amended in part as follows:  the first sentence of Subsection 7(a) is hereby deleted and the remainder of Subsection 7(a) is hereby amended to read as follows:

“All of the representations and warranties of the Parties contained in this Agreement including but not limited to the representations and warranties of the Seller contained in Section 3(a) shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of closing) and continue in full force and effect forever thereafter, subject however to any applicable statutes of limitations."

8.           Exhibit A of the Purchase Agreement is hereby amended by deleting said exhibit in its entirety and replacing it with the form of promissory note attached as Exhibit A to this letter agreement.

9.           Exhibit C (License Agreement) of the Purchase Agreement is hereby deleted in its entirety.  The Parties acknowledge and agree that any and all licenses (if any) and license agreements or other rights which may have at any time been granted by AcXess Inc., to Innovative Software Technologies, Inc., in or with respect to any inventions, patents ,patent applications, trademarks, copyrights, know-how, trade secrets or other proprietary or intellectual property rights of AcXess Inc., are hereby terminated, made null and voice and of no further force or effect.

10.           The Closing of the Transaction shall be deemed to occur on the date of this letter (i.e. June 19, 2009) and Seller hereby acknowledges satisfaction of all conditions precedent to its obligation to immediately proceed with the Closing under the Purchase Agreement.  Upon execution of this letter by all of the Parties, counsel for Seller, Curt P. Creely of the law firm of Foley and Lardner LLP shall immediately redeliver to Buyers and Target that certain Promissory Note executed by Target and previously delivered by it to Mr. Creely in escrow on or about July ______, 2007, as well as all originals and copies of the Non-Exclusive License Agreement previously delivered to Target to Mr. Creely in escrow, and the Parties shall simultaneously herewith deliver to each other the various stock certificates, instruments and documents contemplated under Section 2(d) of the Purchase Agreement. The parties acknowledge however, that with respect to documents currently held by Mr. Creely in escrow, and which said escrow agent shall not have delivered to the respective parties at or before the Closing, the parties shall at the Closing execute mutually acceptable joint instructions to said escrow agent directing him, inter alia, to deliver all shares of common stock and other equity securities of the Target in his possession, to Target and the Buyers and to deliver all shares of common stock of Seller in his possession, to Seller, to deliver original and all copies of Target's $1,000,000 Promissory Note and corresponding Security Agreement to Target and to deliver the original and all copies of the Non-Exclusive License Agreement previously delivered to escrow agent by Target and Seller, to Target, and to otherwise disburse any other instruments or documents in his possession and held by him in escrow in accordance with the parties' mutual instructions.

11.           In consideration of Buyers’ and Target’s entering into this amendment to the Purchase Agreement, Seller on behalf of itself and its successors and assigns hereby knowingly and voluntarily waives, releases and forever discharges Buyers, Target and Target's officers, directors, employees, shareholders, affiliates and affiliated companies (collectively "Seller Released Parties") from any and all claims, demands, damages, lawsuits, obligations, promises, and causes of action of any kind whatsoever, both known and unknown, at law or in equity, that Seller may have had or has against all or any of the Seller Released Parties arising from or relating to the Purchase Agreement and the transactions contemplated thereby and any matter relating to Seller, Target, Buyers or any of their respective businesses, operations, assets or liabilities; provided, however, that nothing in this paragraph shall release any claims against a Buyer arising from any breach of this letter agreement or any breach of any post-Closing obligation of a Buyer under the Purchase Agreement (as amended hereby) that occurs after the date hereof.  Seller agrees that neither Seller nor or any person, organization, or other entity acting on Seller’s behalf will file a lawsuit or administrative proceeding seeking legal, equitable, administrative, or other relief asserting any claims or causes of action released by this paragraph.  If any such claim or cause of action is asserted, Seller agrees that it will indemnify and hold harmless each Seller Released Party from and against any and all losses, costs, damages, expenses, and attorneys’ fees incurred as a result of its attempt to assert such claims or cause of action.

12.           In consideration of the Seller’s entering into this amendment to the Purchase Agreement, Target and each Buyer (each a “Buyer Releasor”), on behalf of themselves and their heirs and assigns, each hereby knowingly and voluntarily waives, releases and forever discharges Seller and Seller’s officers, directors, employees, shareholders, affiliates, and affiliated companies (collectively, the “Buyer Released Parties ”) from any and all claims, demands, damages, lawsuits, obligations, promises, and causes of action of any kind whatsoever, both known and unknown, at law or in equity, that any Buyer Releasor may have had or has against the Buyer Released Parties arising from or relating to the Purchase Agreement and the transactions contemplated thereby and any matter relating to Target or its business, operations, assets, or liabilities; provided, however, that nothing in this paragraph shall release any claims against a Buyer Released Party arising from any breach of this letter agreement or any breach of any post-Closing obligation of Seller under the Purchase Agreement (as amended hereby) that occurs after the date hereof.  Each Buyer Releasor agrees that no Buyer Releasor nor or any person, organization, or other entity acting on a Buyer Releasor’s behalf will file a lawsuit or administrative proceeding seeking legal, equitable, administrative, or other relief asserting any claims or causes of action released by this paragraph.  If any such claim or cause of action is asserted, each Buyer Releasor agrees that he or it will indemnify and hold harmless each of the Buyer Released Parties from and against any and all losses, costs, damages, expenses, and attorneys’ fees incurred as a result of its attempt to assert such claims or cause of action.

13.           The provisions of Section 8 of the Purchase Agreement shall apply to this letter agreement just as though they were incorporated directly herein; provided, that Section 8(o) of the Purchase Agreement is hereby amended by replacing the word “Texas” therein with the word “Florida.”

14.           If and to the extent following the Closing, Seller, its successor or assigns discover any additional AcXess Inc., share certificates other than those certificates previously delivered to the aforesaid escrow agent, it shall promptly deliver those certificates to AcXess Inc., properly endorsed for transfer to AcXess Inc.

If you are in agreement with the terms and conditions of this letter, please sign below to indicate your assent.

Sincerely,

Innovative Software Technologies, Inc.
By:	/s/ Robert V. Rudman
Robert Rudman, its President and CEO.
/s/ Robert V. Rudman
Robert Rudman joining in his individual capacity for the purposes of Section 5 above

Acknowledged and Agreed this
June 19, 2009

AcXess Inc.

By: /s/ Thomas J. Elowson
      Thomas J. Elowson
      President

By: /s/ Thomas J. Elowson
      Thomas J. Elowson

By: /s/ Raymond Leitz
      Raymond Leitz

By: /s/ Helge Solberg
      Helge Solberg